EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-32833 of TXU Corp. (formerly TUC Holding Company to be known as Texas Utilities Company) on Form S-8 of our report dated August 17, 2001, appearing in this Annual Report on Form 11-K of the TXU Deferred Compensation Plan for Outside Directors for the year ended June 30, 2001.



/s/DELOITTE & TOUCHE LLP
Dallas, Texas
September 27, 2001